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                                                                     Exhibit 2.2

                                AMENDMENT NO. 1

                           dated as of June 16, 1999

                                    to the

               AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER

                          dated as of March 13, 1999

                                 by and among

                   HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.,

                         HYUNDAI ELECTRONICS AMERICA,

                                CHIPPAC, INC.,

                                      and

                             CHIPPAC MERGER CORP.
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     This AMENDMENT NO. 1 dated as of June 16, 1999 ("Amendment No. 1") to the
AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER, dated as of March 13, 1999 (the "Original Recapitalization Agreement"), is made and entered into by and among Hyundai Electronics Industries Company, Ltd., a Republic of Korea corporation ("HEI"), Hyundai Electronics America, a California corporation ("HEA"), ChipPAC, Inc., a California corporation (the "Company"), and ChipPAC Merger Corp., a Delaware corporation ("Merger Sub"). Capitalized terms not otherwise defined herein have the meanings set forth in the Original Recapitalization Agreement.

                                   Recitals
                                   --------

     The parties have heretofore entered into the Original Recapitalization Agreement. The parties now wish to amend certain provisions of the Original Recapitalization Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment No. 1, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. The definition of "Cash Consideration" in Section 1.1 of the Original Recapitalization Agreement is hereby amended and restated so as to read in its entirety as follows:

          ""Cash Consideration" means an aggregate total of three hundred eighty-five million dollars ($385,000,000), comprised of (i) the sum of (A) the Korean Stock Sale Proceeds before adding or subtracting the Korean Stock Sale Adjustments, (B) the Chinese Equity Sale Proceeds before subtracting the Chinese Debt Payoff and the Chinese Intercompany Payoff,
     (C) the ChipPAC Korea Note payment plus the Estimated Korean Debt Payoff, and (D) the Intellectual Property Note payment, minus (ii) forty million dollars ($40,000,000) (constituting the amount of the HEA Investment)."

     Section 2. The following definition is hereby added to Section 1.1 of the Original Recapitalization Agreement:

          ""HEA Investment" has the meaning assigned in Section 2.2(k)."

     Section 3. The introductory paragraph of Section 2.2 of the Original Recapitalization Agreement is hereby amended to insert the words "and subsection
(k)" immediately following each appearance of the phrase "subsections (a) through (g)".

     Section 4. The reference in each of Section 2.2(e)(ii) and Section 2.2(f)(i) to "sixty-seven million dollars ($67,000,000)" is hereby deleted and replaced with "one hundred seven million dollars ($107,000,000)".

     Section 5. Section 2.2(e)(iv)(C) of the Original Recapitalization Agreement is hereby

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amended and restated so as to road in its entirety as follows:

     "(C) one hundred eleven million dollars ($111,000,000) to ChipPAC BVI;"

     Section 6. The following Section 2.2(k) is hereby added to the Original Recapitalization Agreement:

          "(k) Purchase of Company Senior Preferred Stock. At the Closing, HEA shall purchase from the Company, for forty million dollars ($40,000,000) in cash, Company Senior Preferred Stock with an aggregate liquidation value of forty million dollars ($40,000,000) (the "HEA Investment")."

     Section 7. Section 2.3(a)(i)(y) of the Original Recapitalization Agreement is hereby amended and restated so as to read in its entirety as follows:

          "(y) to HEA or HEI, as HEA shall direct by written notice to Merger Sub not less than two Business Days prior to the Closing: Company Senior Preferred Stock with an initial aggregate liquidation value of thirty million dollars ($30,000,000) (together with the HEA Investment, the "Preferred Stock Consideration"), up to twenty million dollars ($20,000,000) of which shall be subject to redemption pursuant to the earn-out provisions of the first sentence of Section 2.5;"

     Section 8. The first sentence of Section 2.5 of the Original Recapitalization Agreement is hereby amended and restated so as to read in its entirety as follows:

     "HEI will be eligible to receive from the Company additional consideration (the "HEI Earn-Out") during the four (4) year period commencing January 1, 1999 (the "Earn-Out Period"), payable annually, if earned (the "Earn-Out Payment"), and calculated in the manner set forth below; provided, however, that the HEI Earn-Out shall not exceed the aggregate amount of fifty-five million dollars ($55,000,000) (the "Earn-Out Maximum"); provided further, that, subject to Section 2.5(f), if aggregate Earn-Out Payments shall exceed the sum of thirty-five million dollars ($35,000,000), the portion of the HEI Earn-Out in excess of thirty-five million dollars ($35,000,000) shall be paid by, and applied to, the redemption of a number of shares of Company Senior Preferred Stock with an aggregate Liquidation Preference as defined in the Amended and Restated Articles of Incorporation annexed as Exhibit C to this Agreement (including accrued and unpaid dividends to the time of such redemption) equal to the amount of such excess (which shares of Company Senior Preferred Stock shall then be canceled and retired); and provided further, that the Earn-Out Maximum and the Company's obligation to pay the Earn-Out Payment in the manner described in the immediately preceding proviso shall be reduced on a dollar-for-dollar basis to the extent of the last twenty million dollars ($20,000,000) of then-outstanding Company Senior Preferred Stock issued to HEA (measured on the basis of

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     Liquidation Preference at the time of redemption) which is redeemed other than pursuant to the terms of this Section 2.5. It is the intention of the parties to avoid double payment of (A) the twenty million dollars ($20,000,000) of Company Senior Preferred Stock (measured on the basis of Liquidation Preference) which is subject to redemption as provided in the preceding sentence and (B) the final twenty million dollars ($20,000,000) of the HEI Earn-Out, and no such double payment shall be required or permitted."

     Section 9. Article III Part A and Article III Part A Section 1 of the Amended and Restated Articles of Incorporation of ChipPAC, Inc. annexed as Exhibit C to the Original Recapitalization Agreement are hereby amended and restated in their entirety as follows:

          "Part A. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 485,000 shares, consisting of:

          1. 105,000 shares of Class B Preferred Stock, par value $.01 per share ("Senior Preferred Stock");"

     Section 10. Except as expressly set forth herein, all terms and conditions of the Original Recapitalization Agreement shall remain unchanged.

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     IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first written above.

                              HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.


                              By: /s/ Dr. C. S. Park
                                 ------------------------------------------
                                 Name:  Dr. C. S. Park
                                 Title: Executive Vice President


                              HYUNDAI ELECTRONICS AMERICA


                              By: /s/ Dr. C. S. Park
                                 ------------------------------------------
                                 Name:  Dr. C. S. Park
                                 Title: President & CEO


                              CHIPPAC, INC.


                              By: /s/ Dr. C. S. Park
                                 ------------------------------------------
                                 Name:  Dr. C. S. Park
                                 Title: Chairman of the Board


                              CHIPPAC MERGER CORP.


                              By: /s/ David Dominik
                                 ------------------------------------------
                                 Name: David Dominik
                                 Title: Chief Executive Officer


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